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                                                                     EXHIBIT 2.3


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT effective as of January 14, 2000 between Sonomed, Inc. (the "Employer"), a New York corporation, and Louis Katz (the "Employee").

                                    RECITALS:

         The parties hereto desire to enter into this Agreement to provide for the employment of the Employee by the Employer and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

         NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

         1. DUTIES. The Employer agrees that the Employee shall be employed by the Employer during the term of this Agreement to serve as President. In such capacity, the Employee shall report to the Chief Executive Officer of the Employer and shall have such duties as are typically performed by a president of a company such as the Employer together with such other duties, commensurate with the Employee's position as President, as may be reasonably assigned to the Employee from time to time by the Chief Executive Officer. The Employee agrees to be so employed by the Employer and to devote his best efforts and substantially all of his business time, during normal business hours consistent with the Employee's position, to advance the interests of the Employer and discharge adequately his duties hereunder, except that the Employee shall not be precluded from pursuing outside interests such as social activities or charitable or non-profit or community endeavors provided the same shall not materially interfere with the Employee's performance of his duties hereunder and shall not be precluded from making personal investments unrelated to the business and operations of the Employer.

         2. PLACE OF PERFORMANCE. In connection with his employment by the Employer, the Employee will be based at the executive offices of the Employer at 3000 Marcus Avenue, Lake Success, New York or such other place within a 30-mile radius of Flushing, New York (the "Designated Area") as the Employer may designate from time to time as the principal executive offices of the Employer, except for reasonably required travel in connection with the Employer's business. If the Employer shall desire to assign the Employee to any location outside of the Designated Area, the Employer shall first be required to obtain the consent of the Employee to such assignment, which consent may be withheld by the Employee in his sole and absolute discretion.

         3. TERM. Subject to Sections 5 and 6 hereof, the initial term of the Employee's employment hereunder shall commence on the date hereof and shall continue for a period of three years. This Agreement shall be renewed automatically upon the expiration of its initial term and each renewal term for successive terms of one year unless either party notifies the other party in writing at least 90 days prior to the expiration of any term of such party's determination not to renew this Agreement beyond the then existing term.




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         4.       COMPENSATION.

                  (a) BASE SALARY. During the term of his employment under this Agreement, the Employee shall be paid an annual base salary (the "Base Salary") of $175,000. Such Base Salary shall be reviewed annually, thereafter on the anniversary date of this Agreement by the Employer's Board of Directors and shall be increased for each subsequent 12-month period by a percentage not less than the sum of (i) the percentage increase in the cost of living in the County of Nassau, State of New York for the year then ended and (ii) 2%; provided, however, that in no event shall any annual increase in the Base Salary exceed 5%. The Employee's Base Salary shall be paid in accordance with the Employer's regular payroll practices.

                  (b) BONUS PROGRAM. The Employee shall be entitled to participate in a bonus program to be established by the Employer pursuant to which the Board of Directors of the Employer, in its discretion, may award bonuses to key employees of the Employer based upon the achievement of individual and corporate objectives and such other factors as the Board of Directors shall determine.

                  (c) AUTOMOBILE. During the term of this Agreement the Employer shall provide the Employee with the full-time use of an automobile at a cost to the Employer not to exceed the amount of $850 per month.

                  (d) FRINGE BENEFITS. The Employee shall be entitled to participate in all insurance, vacation and other fringe benefit programs of the Employer to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Employer and its parent, Escalon Medical Corp. ("Escalon"); provided, however, that the Employee shall be entitled to at least four weeks paid vacation per calendar year.

                  (e) REIMBURSEMENT OF EXPENSES. The Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of the Employer, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Employer as in effect from time to time.

                  (f) ENTIRE COMPENSATION. The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by the Employee to the Employer hereunder.

         5.       DEATH OR TOTAL DISABILITY OF THE EMPLOYEE.

                  (a) DEATH. In the event of the death of the Employee during the term of this Agreement, this Agreement shall terminate effective as of the date of the Employee's death, and the Employer shall not have any further obligation or liability under this Agreement except that the Employer: (i) shall pay to the Employee's estate any portion of the Employee's Base Salary for the period up to the Employee's date of death that remains unpaid, (ii) shall pay to the Employee's estate all benefits that shall have accrued to the Employee under any employee benefit plan of the Employer prior to the date of death that remain unpaid and all accrued bonus, and



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(iii) shall continue to pay to the Employee's estate an amount equal to the
Employee's Base Salary, as in effect on the date of death, for a period of three months after the date of death.

                  (b) TOTAL DISABILITY. In the event of the Total Disability (as that term is hereinafter defined) of the Employee at any time during the term of this Agreement, the Employer shall have the right to terminate the Employee's employment hereunder by giving the Employee 30 days' written notice thereof, and, upon expiration of such 30-day period, the Employer shall not have any further obligation or liability under this Agreement except that the Employer:
(i) shall pay to the Employee any portion of the Employee's Base Salary for the period up to the date of termination that remains unpaid, (ii) shall pay to the Employee all benefits that shall have accrued to the Employee under any employee benefit plan of the Employer prior to the date of termination that remain unpaid and all accrued bonus, and (iii) shall continue to pay to the Employee an amount equal to his Base Salary on the date of termination for a period of three months after the date of termination.

         The term "Total Disability," when used herein, shall mean a mental or physical condition which in the reasonable opinion of the Board of Directors of the Employer renders the Employee unable to carry out the job responsibilities he held or the tasks that he was assigned at the time the disability was incurred for a period of six consecutive months or 210 days in any consecutive 365-day period or for such shorter period of time, if any, as the Employee shall be eligible to receive benefits under any long term disability insurance provided by the Employer. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive his full compensation as provided for in Section 4 at the rates then in effect for such period until his employment is terminated pursuant to Section 5(b) hereof.

         6.       TERMINATION.

                  (a) TERMINATION BY THE EMPLOYER FOR CAUSE. The Employer may discharge the Employee and thereby terminate his employment hereunder for "Cause," which shall mean and be limited to any of the following reasons: (i) habitual intoxication or abuse of a controlled substance; (ii) conviction of a felony; (iii) adjudication as an incompetent; (iv) the failure of the Employee to faithfully perform his duties hereunder or a breach by the Employee of any material term of this Agreement, that is not cured within 30 days after written notice from the Employer, which notice shall specify the nature of the failure or breach; (v) material violation of an accounting or conflict of interest policy of the Employer; (vi) the Employer shall have engaged in conduct that, in the reasonable opinion of the Board of Directors of the Employer, has injured or could foreseeably injure the business or reputation of the Employer in any material respect; or (vii) misappropriation of any corporate funds or property of the Employer, theft, embezzlement or fraud. In the event that the Employer shall discharge the Employee pursuant to this Section 6(a), the Employer shall not have any further obligation or liability under this Agreement, except that the Employer (i) shall pay to the Employee any portion of the Employee's Base Salary for the period up to the date of termination that remains unpaid, (ii) shall pay to the Employee all benefits that shall have accrued to the Employee under any employee benefit plan of the Employer prior to the date of termination that remain unpaid and all accrued bonus, and (iii) if such


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termination shall occur during the initial term of this Agreement, shall pay to the Employee an amount equal to the Employee's Base Salary for a period of one year after the date of termination, payable in twelve equal monthly installments. Notwithstanding anything contained herein or at law to the contrary, in such event the Employee shall not have any obligation to mitigate damages, and the Employer shall not be entitled to any offset for any compensation or other amounts earned by the Employee from other sources during such period.

                  (b) TERMINATION BY THE EMPLOYEE. The Employee may terminate this Agreement if the Employer shall breach any material term of this Agreement that is not cured within 30 days after written notice from the Employee (ten days for any breach arising from the failure of the Employer to make any payment to the Employee required hereunder), which notice shall specify the nature of the breach.

                  (c) OTHER TERMINATIONS. If the Employer shall terminate the employment of the Employee prior to the expiration of any term of this Agreement for any reason other than one specified in Section 6(a) hereof or if the Employee shall terminate this Agreement pursuant to Section 6(b), the Employee
(i) shall be paid the greater of (A) an amount equal to the Employee's Base Salary for a period of six months after the date of termination, payable in six equal monthly installments, and (B) the Employee's Base Salary for the balance of the then existing term of this Agreement, and (ii) shall continue to receive all health, life and disability insurance benefits for the period during which the Base Salary continues to be paid. Notwithstanding anything contained herein or at law to the contrary, in such event the Employee shall not have any obligation to mitigate damages, and the Employer shall not be entitled to any offset for any compensation or other amounts earned by the Employee from other sources during such period.

         7.       NON-DISCLOSURE AND NON-COMPETITION.

                  (a) NON-DISCLOSURE. The Employee acknowledges that in the course of performing services for the Employer, the Employee may obtain knowledge of the Employer's business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, customer and supplier lists, names and positions of employees and/or other proprietary and/or confidential information (collectively the "Confidential Information"). The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge the Confidential Information to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee's own benefit or to the detriment of the Employer without the prior written consent of the Employer, whether or not such Confidential Information was discovered or developed by the Employee. The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Employer is obligated to maintain in confidence.

                  (b) NON-COMPETITION. The Employee agrees that: (i) during his employment by the Employer hereunder and (ii) unless this Agreement shall be terminated by the Employer without Cause, the Employer shall elect not to renew this Agreement upon the expiration of its term or the Employee shall terminate this Agreement pursuant to Section 6(b) hereof, for an additional period of two years after the termination of the Employee's employment hereunder,


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neither the Employee nor any firm or corporation in which he may be interested as a partner, trustee, director, officer, employee, agent, shareholder, lender of money or guarantor, or for which he performs services in any capacity (including as a consultant or independent contractor) shall at any time during such period be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined); provided, however, that the business activities of the Employee on behalf of any other entity that is in control of, controlled by or under common control with the Employer shall not be deemed to violate the Employee's undertakings as set forth in this Section 7(b). Nothing herein contained shall be deemed to prevent the Employee from investing in or acquiring one per cent or less of any class of securities of any company engaged in a Competitive Business if such class of securities is listed on a national securities exchange or is quoted on the Nasdaq Stock Market. For purposes of this Section 7(b), the term "Competitive Business" shall mean any business that designs, assembles, manufactures, markets, sells or licenses any product or provides any service that was designed, assembled, manufactured, marketed, sold, licensed or provided by the Employer at any time while this Agreement shall be in effect. Notwithstanding anything to the contrary set forth herein, the foregoing covenant not to compete shall be in addition to the covenant not to compete set forth in the Stock Purchase Agreement (the "Stock Purchase Agreement") dated on or about the date hereof among Escalon, the Employer and the former stockholders of the Employer (including the Employee), and nothing set forth herein shall be construed to limit the covenant not to compete of the Employee set forth in the Stock Purchase Agreement.

                  (c) INJUNCTIVE RELIEF. The Employee acknowledges that his compliance with the agreements in Sections 7(a) and 7(b) hereof is necessary to protect the good will and other proprietary interests of the Employer and that he is one of the principal executives of the Employer and conversant with its affairs, its trade secrets, its customers and other proprietary information. The Employee acknowledges that a breach of his agreements in Sections 7(a) and 7(b) hereof could result in irreparable and continuing damage to the Employer for which there will be no adequate remedy at law; and the Employee agrees that in the event of any breach of the aforesaid agreements, the Employer and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

                  (d) SURVIVAL OF COVENANTS. The provisions of this Section 7 shall survive the termination of this Agreement to the extent applicable after the termination hereof.

         8. INVENTIONS AND DISCOVERIES. The Employee hereby transfers and assigns to the Employer all right, title and interest in and to all ideas, formulae, programs, systems, improvements, devices, processes, business concepts, discoveries and inventions (hereinafter referred to singly as a "Discovery" and collectively as "Discoveries"), whether or not suitable for patent or copyright, that the Employee, while employed by the Employer, conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and that are related in any respect to the Employer's business or interests, or are used or usable by the Employer, whether such Discovery is a machine, apparatus, process, article or other subject, including any and all domestic and foreign patent rights or copyrights therein and any renewals thereof. On request of the Employer, the Employee shall (without any additional compensation) from time to time during and after the expiration or termination of his employment,



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execute such further instruments (including, without limitation, copyright registrations, applications for letters patent and assignments of either) and do all such other acts and things as may reason ably be deemed necessary or desirable by the Employer to protect and/or enforce its rights in respect of any Discovery. All expenses of filing or prosecuting any copyright or any patent application shall be borne by the Employer, but the Employee shall cooperate in filing and/or prosecuting any such applications and, if the Employee is not then employed by the Employer, the Employee shall be entitled to receive reasonable compensation for the time devoted thereto.

         9. EMPLOYER DOCUMENTATION. The Employee shall hold in a fiduciary capacity for the benefit of the Employer all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Employer or the Employer's business that are in the possession or under the control of the Employee.

         10. SUPERSEDES OTHER AGREEMENTS. This Agreement supersedes and is in lieu of any and all other employment arrangements between the Employee and the Employer, but shall not supersede any existing confidentiality or nondisclosure agreements between the Employee and the Employer.

         11. AMENDMENTS. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

         12. ARBITRATION. Any dispute, claim or controversy arising out of or in connection with this Agreement, the transactions contemplated hereby or the relationship of the parties as employer and employee, including, without limitation, the construction, validity, performance or termination thereof and post-termination rights and obligations thereunder, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement. Such arbitration shall be held in New York City. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Nothing contained in this Section 12 shall be deemed to limit or preclude the right of any party to seek to obtain in any court or other tribunal of competent jurisdiction any interim relief or provisional remedy, including, without limitation, injunctive relief. Seeking or obtaining such interim relief or provisional remedy in such court or other tribunal shall not be deemed to be a waiver of the right to arbitration hereunder. All notices of demand for arbitration hereunder or service of process in respect thereof shall be deemed sufficient if served in accordance with Section 16.

         13. ENFORCEABILITY. If any provision of this Agreement shall be invalid or unenforce able, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally



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incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

         14. CONSTRUCTION. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

         15.      ASSIGNMENT.

                  (a) BY THE EMPLOYER. The rights and obligations of the Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer, provided that the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer, by written agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had occurred. As used in this Agreement, the Employer shall mean the Employer and any of its subsidiaries and any successor to all or substantially all of the Employer's business or assets that becomes bound by all of the terms and conditions of this Agreement, whether by the terms hereof, by operation of law, or otherwise. Except as provided in this Section 15(a), this Agreement and the obligations created hereunder may not be assigned by the Employer.

                  (b) BY THE EMPLOYEE. This Agreement and the obligations created hereunder may not be assigned by the Employee.

         16. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

                  If to the Employee:   Mr. Louis Katz
                                        72-53 141st Street
                                        Flushing, NY 11367

                  With a copy to:       Brauner Baron Rosenzweig & Klein, LLP
                                        61 Broadway, 18th Floor
                                        New York, NY 10006
                                        Attention:  Charles A. Damato, Esquire

                  If to the Employer:   Sonomed, Inc.
                                        c/o Escalon Medical Corp.
                                        351 East Conestoga Road
                                        Wayne, PA 19087
                                        Attention: Richard J. DePiano,
                                                    Chairman and Chief Executive
                                                    Officer



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                  With a copy to:       Duane, Morris & Heckscher LLP
                                        One Liberty Place
                                        Philadelphia, PA 19103
                                        Attention: Kathleen M. Shay, Esquire

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         17. WAIVERS. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

         18. INDEMNIFICATION. The Employee shall be covered by the same indemnification provisions and errors and omissions insurance as shall apply to the other officers of Escalon.



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         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.



                                          SONOMED, INC.


                                          By: /s/ Richard J. DePiano
                                             ----------------------------------

                                             Title: Chairman and CEO
                                                   -----------------------------


                                          /s/ Louis Katz
                                          --------------------------------------
                                          Louis Katz



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